Exhibit 99.1

TGE Value Creative Solutions Corp, Sponsored by TGE, Announces Pricing of $150,000,000 Initial Public Offering

Dec 18, 2025, 17:45 ET

NEW YORK and LONDON and PARIS, Dec. 18, 2025 /PRNewswire/ -- TGE Value Creative Solutions Corp (the “Company”), a special purpose acquisition company sponsored by The Generation Essentials Group (NYSE: TGE; LSE: TGE), announced today that it successfully priced its initial public offering of 15,000,000 units at $10.00 per unit.

The Company’s units will be listed on the New York Stock Exchange (“NYSE”) and will begin trading on December 19, 2025, under the ticker symbol “BEBE U.”

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “BEBE” and “BEBE WS,” respectively.

The Company is a Cayman Islands exempted company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any industry or geographic location, the Company intends to focus its search on high potential businesses in the media, digital media, entertainment, high fashion, lifestyle, culture, and gaming sectors.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as the sole underwriter and sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any. The offering is being made only by means of a prospectus.

Copies of the prospectus may be obtained, when available, from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019. Attention: Prospectus Department, or by email at capitalmarkets@cohencm.com or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective on December 18, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

tgevaluecreativesolutions@amtd.world